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                                                                    EXHIBIT 10.9

                               LICENSE AGREEMENT

      This LICENSE AGREEMENT (the "Agreement"), dated as of December 18, 2003 (the "Effective Date"), is made by and between Endo Pharmaceuticals Inc., a Delaware corporation having its principal office at 100 Painters Drive, Chadds Ford, Pennsylvania 19317 ("Endo"), and EpiCept Corporation, a Delaware corporation having its principal office at 270 Sylvan Avenue, Englewood Cliffs, New Jersey 07632 ("EpiCept"). Endo and EpiCept are each sometimes referred to individually as a "Party" and together as the "Parties."

                                    RECITALS

      WHEREAS, EpiCept is currently developing a topical lidocaine patch product currently known as LidoPAIN(R) BP for the treatment of acute low back pain and owns patents covering the use of a topical lidocaine patch product for the treatment of low back pain;

      WHEREAS, Endo is engaged in the development and marketing of proprietary pharmaceutical products for the treatment of pain, including a topical lidocaine patch product; and

      WHEREAS, Endo desires to obtain from EpiCept, and EpiCept desires to grant to Endo, the exclusive rights in the Territory to the Licensed Products under certain Patents and other Technology for the commercialization of Licensed Products (each as defined below).

      NOW, THEREFORE, in consideration of the foregoing premises and the representations, covenants and agreements contained herein, Endo and EpiCept, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      When used in this Agreement, whether in the singular or plural, each of the following capitalized terms shall have the meanings set forth in this
Article 1.

      1.1 "Action or Proceeding" shall mean any action, suit, proceeding, arbitration, Order, inquiry, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority or other Person.

      1.2 "Affiliate" means a Person that, directly or indirectly, through one or more intermediates, controls, is controlled by, or is under common control with, the Person specified, but only for so long as the relationship exists. For the purposes of this definition, control shall mean the direct or indirect ownership of (i) in the case of

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corporate entities, securities authorized to cast at least fifty percent (50%)
of the votes in any election for directors, (ii) in the case of non-corporate entities, at least fifty percent (50%) ownership interest with the power to direct the management and policies of such non-corporate entity, or (iii) such lesser percentage as may be the maximum percentage allowed to be owned by a foreign corporation under the applicable laws or regulations of a particular jurisdiction outside of the United States) of the equity having the power to vote in the election of directors or to direct the management and policies of another entity. Notwithstanding the foregoing, the term "Affiliate" shall not include subsidiaries in which a Person or its Affiliates owns a majority of the ordinary voting power to elect a majority of the board of directors, but is restricted from electing such majority by contract or otherwise, until such time as such restriction is no longer in effect.

      1.3 "Applicable Laws" shall mean all laws (including common law), treaties, statutes, ordinances, rules, regulations, Orders, permits, directives, plans, codes, interpretations, notice and demand letters, prohibitions, obligations, schedules, timetables, standards, conditions and requirements of any Governmental or Regulatory Authority, as may be in effect from time to time, that relate to the Licensed Products or the Licensed Intellectual Property.

      1.4 "Breach Notice" has the meaning set forth in Section 9.2.

      1.5 "Breaching Party" has the meaning set forth in Section 9.2.

      1.6 "Business Day" means any day except Saturday and Sunday, on which commercial banking institutions in New York are open for business. Any other reference in this Agreement to "day" whether or not capitalized shall refer to a calendar day, not a Business Day.

      1.7 "Commercially Reasonable Efforts" means, with respect to a Party, the efforts and resources which would be used by that Party consistent with prevailing pharmaceutical industry standards for a company of similar size and scope to such Party with respect to a product or potential product at a similar stage in its development or product life and of similar market potential taking into account efficacy, safety, the anticipated Regulatory Authority approved labeling, the competitiveness of alternative products in the market place or under development, the patent and other proprietary position of the product, the likelihood of Regulatory Approval, the commercial value of the product and other relevant factors.

      1.8 "Confidential Information" means all secret, confidential or proprietary information or data, whether provided in written, oral, graphic, video, computer or other form, provided by one Party (the "Disclosing Party") to the other Party (the "Receiving Party") pursuant to this Agreement or generated pursuant to this Agreement, including but not limited to, information relating to the Disclosing Party's existing or proposed research, development efforts, patent applications, business or products and any other materials that have not been made available by the Disclosing Party to the general public. The terms of this Agreement shall also be deemed Confidential Information hereunder,

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except to the extent disclosed pursuant to Section 7.5 herein. Notwithstanding the foregoing sentences, Confidential Information shall not include any information or materials that:

         (a) were already known to the Receiving Party (other than under an obligation of confidentiality known to the Receiving Party), at the time of disclosure by the Disclosing Party to the extent such Receiving Party has documentary evidence to that effect;

         (b) were generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

         (c) became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of a Party in breach of such Party's confidentiality obligations under this Agreement;

         (d) were subsequently lawfully disclosed to the Receiving Party by a Third Party who, to the Knowledge of the Receiving Party, had no obligation to the Disclosing Party not to disclose such information to others;

         (e) were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the Disclosing Party and the Receiving Party has documentary evidence to that effect; or

         (f) is approved for release by the Disclosing Party in writing.

      1.9 "Control," "Controls," "Controller" or "Controlled" means with respect to Technology and/or patent rights, the ownership thereof, or the possession of the ability to grant licenses or sublicenses thereto without violating the terms of any agreement or other arrangement with, or the rights of, any Third Party existing as of the date on which such license or sublicense is granted.

      1.10 "Disclosing Party" has the meaning set forth in Section 1.8.

      1.11 "Endo Baseline Sales" ***

      1.12 "Endo BP Product" means a non-sterile adhesive backed topical patch, for sale by prescription only, containing lidocaine as the only active ingredient, indicated, and approved by the FDA, for treating chronic low back pain (or a substantially similar indication), and which indication is covered by a Valid Claim of the EpiCept Licensed Patents.

      1.13 "Endo Inventions" has the meaning set forth in Section 10.1(b).

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      1.14 "EpiCept Improvements" means any and all Patent rights or Technology
Controlled by EpiCept arising after the Effective Date that claim an improvement, enhancement, invention or modification relating to a Licensed Product.

      1.15 "EpiCept Intellectual Property" means the EpiCept Technology, EpiCept Trademarks, EpiCept Improvements and EpiCept Licensed Patents.

      1.16 "EpiCept Licensed Patents" means the Patent rights Controlled by EpiCept as of the Effective Date necessary to make, have made, use, sell offer for sale or import Licensed Products recited in Schedule 1.16 and the foreign counterparts thereof, and any Patent rights included in the EpiCept Improvements.

      1.17 "EpiCept Product Registration Data" means (i) all regulatory files relating thereto, including, but not limited to, any licenses (to the extent transferable), and minutes of meetings and telephone conferences with the FDA, validation data, preclinical and clinical studies and tests related to the Product including original data, case report forms, study files relating to the aforementioned studies and tests, and all audit reports of clinical studies, plus all investigational new drug applications and amendments, annual reports and safety reports associated therewith, drug master files, as well as any foreign equivalents of any of the foregoing, which are in EpiCept's or its Affiliates' possession or control, and all correspondence with the FDA regarding the marketing status of the Product; and (ii) all records maintained under current Good Manufacturing Practices ("GMPs") or other record keeping or reporting requirements of the FDA, the Environmental Protection Agency, the Occupational Safety and Health Administration or any other United States or foreign regulatory authorities, including, but not limited to, FDA warning letters, FDA Notices of Adverse Finding Letters, FDA audit reports (including any comments on such reports), all other correspondence and communications with regulatory agencies in connection with the Product (including any advertising and promotion documents and 2253 forms), adverse event files, complaint files, manufacturing records; as well as any foreign equivalents of any of the foregoing which are in EpiCept's or its Affiliates' possession or Control.

      1.18 "EpiCept Technology" means any and all Technology Controlled by EpiCept as of the Effective Date and any Technology included in the EpiCept Improvements.

      1.19 "EpiCept Third Party Consent(s)" has the meaning set forth in Section 6.2(c).

      1.20 "EpiCept Trademarks" means the trademarks set forth on Schedule 1.20, including all applications, renewals, registrations and common law rights therefor, together with all documentation associated therewith, including any prior right agreements or consent letters pertaining thereto, and any distinctive trade dress, logos and service marks owned by Seller and used solely in connection with the Product, each as set forth on Schedule 1.20.

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      1.21 "FDA" means the United States Food and Drug Administration, or any successor agency thereof.

      1.22 "Final Regulatory Approval" means Regulatory Approval that allows for the immediate marketing and sale of a Licensed Product.

      1.23 "First Commercial Sale" means the first sale by Endo or its Affiliates or sublicensees of a Licensed Product to a Third Party for end use or consumption of such Licensed Product in the Territory after a Regulatory Authority in the Territory has granted Final Regulatory Approval of such Licensed Product.

      1.24 "Force Majeure" means any occurrence beyond the reasonable control of a Party that prevents or substantially interferes with the performance by the Party of any of its obligations hereunder, if such occurs by reason of any act of God, flood, fire, explosion, earthquake, strike, lockout, labor dispute, casualty or accident; or war, revolution, civil commotion, acts of public enemies, terrorist attack, blockage or embargo; or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government (to the extent such government has ruling authority over such Party) or of any subdivision, authority or representative of any such government; or other similar event, beyond the reasonable control of such Party, if and only if the Party affected shall have used reasonable efforts to avoid such occurrence.

      1.25 "GAAP" means accounting principles generally acceptable in the United States.

      1.26 "Governmental or Regulatory Authority" means (a) the United States of America, (b) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, cities, municipalities, provinces and parishes), (c) any foreign (as to the United States of America) sovereign entity and any political subdivision thereof, and (d) any court, tribunal, department, board, bureau, arbitrator, authority, quasi-governmental authority, agency, commission, official or other instrumentality of any of the foregoing.

      1.27 "IND" means an Investigational New Drug Application, as defined in the U.S. Federal Food, Drug, and Cosmetic Act, pursuant to 21 C.F.R. Section
312.3 as amended, and the regulations promulgated thereunder, or the equivalent thereto as specified in any succeeding legislation, and all supplements and amendments that may be filed with respect to the foregoing.

      1.28 "Indemnitee" has the meaning set forth in Section 8.3(a).

      1.29 "Indemnitor" has the meaning set forth in Section 8.3(a).

      1.30 "Independent Sublicensees" has the meaning set forth in Section 9.4.

      1.31 "Infringement Notice" has the meaning set forth in Section 10.7(a).

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      1.32 "Knowledge" shall mean, with respect to any Party, that which the management personnel (or individuals performing similar functions) of such Party or other individuals with primary or supervisory responsibility for or daily involvement with the business of such Party knows or should reasonably be expected to know.

      1.33 "Licensed Products" means, collectively, the Endo BP Product and the LidoPAIN(R) BP Product.

      1.34 "LidoPAIN(R) BP Product" means a non-sterile adhesive backed topical patch, for sale by prescription only, containing lidocaine as the only active ingredient and indicated, and approved by the FDA, for the treatment of acute low back pain (or a substantially similar indication).

      1.35 "Lien or Other Encumbrance" shall mean, with respect to any asset, any mortgage, lien, pledge, security interest, claim, charge, option, right of first refusal or other encumbrance, restriction or limitation of any kind in respect of such asset.

      1.36 "Losses" has the meaning set forth in Section 8.1.

      1.37 "Marketing Partner" means a Third Party with a reasonable marketing presence in any country outside the North American Territory, as applicable, that is competent and reputable in the industry of pharmaceutical sales and distribution in such country.

      1.38 "Milestone Payments" has the meaning set forth in Section 4.2.

      1.39 "NDA" means a New Drug Application pursuant to 21 U.S.C. Section 505(b)(1) or Section 505(b)(2), or supplement thereto, submitted to the FDA or any successor application or procedure required for Regulatory Approval to commence sale of a Licensed Product.

      1.40 "NDA Acceptance" means the written notification by the FDA that the NDA has met all the criteria for filing acceptance pursuant to 21
C.F.R. Section 314.101.

      1.41 "Net Sales" means the gross amounts invoiced by Endo, any of its Affiliates and/or any of its sublicensees on account of sales of Licensed Products to Third Parties (including without limitation Third Party distributors and wholesalers), less the total of the following deductions from such gross amounts which are actually incurred, allowed, accrued or specifically allocated:

         (a) Trade, cash and/or quantity discounts actually allowed or accrued which are not already reflected in the amount invoiced;

         (b) Excise, sales and other consumption taxes and custom duties to the extent included in the invoice price and to the extent such taxes are remitted to the applicable taxing authority;

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         (c) Freight, insurance and other transportation charges to the extent included in the invoice price and separately identified on the invoice or other documentation maintained in the ordinary course of business;

         (d) Amounts repaid, credited or accrued by reason of returns, rejections, defects or recalls or because of chargebacks, retroactive price reductions, refunds or billing errors;

         (e) ***

         (f) Payments and rebates directly related to the sale of Licensed Products accrued, paid or deducted in a manner consistent with GAAP, pursuant to agreements (including, but not limited to, managed care agreements) with Third Parties or any Governmental or Regulatory Authority; and

         (g) Any other similar and customary deductions taken in accordance with GAAP consistently applied.

No deductions shall be made for commissions paid to any Person who is regularly employed by the seller of a Licensed Product on its payroll. Use of Licensed Products for promotional, sampling or compassionate use purposes or for use in clinical trials contemplated under this Agreement shall not be considered in determining Net Sales. In the case of any sale of a Licensed Product between the Parties and their respective Affiliates or sublicensees for resale, Net Sales shall be calculated as above only on the first arm's length sale thereafter to a Third Party.

      1.42 "Non-Breaching Party" has the meaning set forth in Section 9.2.

      1.43 "North American Territory" means the United States, Canada and Mexico, and their respective territories, provinces and protectorates.

      1.44 "Order" shall mean any writ, judgment, decree, injunction, ruling or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

      1.45 "Patents" means patents and patent applications and any and all extensions, renewals, continuations, continuations-in-part, divisions, reissues, re-examination certificates or foreign counterparts of any of the foregoing.

      1.46 "Person" or "person" means any individual, firm, corporation, partnership, limited liability company, trust, unincorporated organization or other entity or a government agency or political subdivision thereto, and shall include any successor (by merger or otherwise) of such Person.

      1.47 "Prosecution" means the preparation, filing, prosecution, issuance and maintenance (including, without limitation, interference, opposition and similar third

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party proceedings before the relevant patent office) of any patent applications and patents in EpiCept Licensed Patents.

      1.48 "Receiving Party" has the meaning set forth in Section 1.8.

      1.49 "Regulatory Approval" means the technical, medical and scientific licenses, registrations, authorizations and approvals (including, without limitation, approvals of NDAs, supplements and amendments, pre- and post-approvals, pricing and Third Party reimbursement approvals, and labeling approvals) of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in the Territory, necessary for the development (including the conduct of clinical trials), manufacture, distribution, marketing, promotion, offer for sale, use, import, reimbursement, export or sale of a Licensed Product in a regulatory jurisdiction.

      1.50 "Regulatory Authority" means any national (e.g., the FDA), supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity involved in the granting of Regulatory Approval in any country in the Territory.

      1.51 "Royalties" has the meaning set forth in Section 5.1.

      1.52 "Royalty Term" has the meaning set forth in Section 5.2.

      1.53 "Serious Adverse Drug Experience" means any of an "adverse drug experience," a "life-threatening adverse drug experience," a "serious adverse drug experience," or an "unexpected adverse drug experience," as those terms are defined at either 21 C.F.R. Section 312.32 or 21 C.F.R. Section 314.80 or relevant foreign regulation within the Territory.

      1.54 "Supply Agreement" means that certain supply agreement to be entered into by the Parties in the future (but in any event within *** after the date on which EpiCept has filed the NDA for the LidoPAIN(R) BP Product or such other date as may be mutually agreed upon by the Parties), which agreement provides for the supply of the LidoPAIN(R) BP Product by EpiCept to Endo on commercially reasonable terms and conditions, as further set forth in Section 3.9.

      1.55 "Technology" means any and all information and materials, including but not limited to, any and all compounds, equipment, specifications, designs, formulae, methods, techniques, processes, procedures, inventions, know-how, data and information, documentation and other technology, whether or not patentable or protectible as a trade secret, that is necessary to use, market or sell a Licensed Product and develop the Endo BP Product.

      1.56 "Term" has the meaning set forth in Section 9.1.

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      1.57 "Territory" means worldwide.

      1.58 "Third Party(ies)" means any Person other than EpiCept, Endo and their respective Affiliates.

      1.59 "Third Party Claim" has the meaning set forth in Section 8.1.

      1.60 "Valid Claim" means a claim of an issued and unexpired patent, or a claim of a pending patent application or a supplementary protection certificate, which claim has not been held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken and has not been held or admitted to be invalid or unenforceable through re-examination or disclaimer, opposition procedure, nullity suit or otherwise, which claim, but for the licenses granted herein, would be infringed by the sale of a Licensed Product; provided, however, that if a claim of a pending patent application shall not have issued within five (5) years after the filing date from which such claim takes priority such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until such claim shall issue.

      1.61 "Withholding Taxes" has the meaning set forth in Section 5.4.

                                   ARTICLE 2
                            LICENSES AND EXCLUSIVITY

      2.1 License Grant. Subject to Section 2.5 herein, EpiCept hereby grants to Endo a royalty-bearing, exclusive (even as to EpiCept and its Affiliates) right and license, with the right to grant sublicenses (subject to Section 2.2) under the EpiCept Intellectual Property and EpiCept Product Registration Data to (i) develop, market, use, sell, offer for sale and import the LidoPAIN(R) BP Product within the Territory and (ii) develop, make, have made, manufacture, market, use, sell, offer for sale and import the Endo BP Product in the Territory. For the avoidance of doubt, this Agreement does not grant Endo any right to make or have made the LidoPAIN(R) BP Product nor grant EpiCept any rights whatsoever to any Endo product, including the Lidoderm(R) and the Endo BP Product.

      2.2 Use of Affiliates, Sublicensees and Subcontractors. The licenses granted under Section 2.1 include the right of Endo to grant sublicenses to its Affiliates and other third parties, provided that Endo gives EpiCept advance written notice of any sublicenses and a reasonable opportunity to comment on the identity of such sublicensee and that Endo takes into consideration EpiCept's reasonable comments with respect thereto. Endo acknowledges that the grant of a sublicense shall not relieve Endo from its obligations under this Agreement, and each sublicensee shall be bound by all of the terms and conditions of this Agreement applicable to Endo. Endo shall be responsible for the compliance of its Affiliates and sublicensees with this Agreement. Endo shall provide EpiCept with a copy of each such sublicense agreement within thirty (30) days of its execution, provided that Endo may redact elements of same that do not relate to Endo's obligations to EpiCept hereunder, including, but not limited to, financial terms.

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      2.3 Exclusivity. During the Term, neither EpiCept nor its Affiliates shall, either itself or with a Third Party, (a) develop, attempt to develop, actively investigate, commercialize or sell a Licensed Product or any other prescription lidocaine-containing topical patch product for the treatment of pain in the Territory, or (b) submit or reopen an IND for the LidoPAIN(R) BP Product, except that EpiCept may do any of the foregoing in order to fulfill its obligations under this Agreement. Notwithstanding (a) above, EpiCept shall have the right to develop or commercialize, by itself or with Third Parties, any lidocaine-containing over-the-counter products, prescription lidocaine-containing sterile topical hydrogel patch products indicated for, but not limited to, the treatment of surgical, incisional pain and lidocaine-containing topical patch products for the treatment of tinnitus and vertigo.

      2.4 No Implied Licenses. Only the licenses expressly granted herein shall be of legal force and effect. No license rights shall be created hereunder by implication, estoppel or otherwise. Furthermore, nothing herein shall be construed as granting any license whatsoever to EpiCept under any Intellectual Property owned or licensed by Endo.

      2.5 Retained Rights. Subject to the restrictions set forth in Section 2.3 above, EpiCept retains the right to use and/or license others to use the EpiCept Intellectual Property for every purpose except for those uses specifically licensed to Endo in Section 2.1 above.

                                   ARTICLE 3
                    DEVELOPMENT, COMMERCIALIZATION AND SUPPLY

      3.1 Development of LidoPAIN(R) BP Product. EpiCept shall be responsible, at EpiCept's sole cost and expense, for continuing and completing the development, including, without limitation, the conduct of all clinical trials (and the supply of clinical product therefor) and the preparation and submission of the NDA in order to obtain Regulatory Approval for the LidoPAIN(R) BP Product.

      3.2 Development of Endo BP Product. Endo shall be responsible, at Endo's sole cost and expense, for continuing and completing the development, including, without limitation, the conduct of all clinical trials (and the supply of clinical product therefor) and the preparation and submission of the NDA in order to obtain Regulatory Approval for the Endo BP Product.

      3.3 Diligence.

         (a) By EpiCept. Except as specifically provided herein or as otherwise mutually agreed upon by the Parties, EpiCept shall be responsible for conducting all clinical studies and development activities for the LidoPAIN(R) BP Product. EpiCept shall also be responsible for manufacturing and packaging all clinical supply of the LidoPAIN(R) BP Product for the clinical studies and development activities. EpiCept shall use Commercially Reasonable Efforts to develop and obtain Regulatory

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Approval for the LidoPAIN(R) BP Product in the Territory. EpiCept shall be responsible for (a) the preparation of all documents submitted to Regulatory Authorities and the filing of all submissions relating to Regulatory Approval for the LidoPAIN(R) BP Product; and (b) all regulatory actions, communications and meetings with any Regulatory Authority with respect to the LidoPAIN(R) BP Product. Subject to the foregoing, the Parties shall mutually agree as to which countries EpiCept will file for Regulatory Approvals of the LidoPAIN(R) BP Product. In the event the Parties do not agree as to any particular country, Endo shall make the final determination as to whether Regulatory Approval of the LidoPAIN(R) BP Product shall be sought in such country and such determination shall be binding on the Parties; provided that if Endo elects not to seek Regulatory Approval in any country, the license granted to Endo with respect to the LidoPAIN(R) BP Product in such country shall revert back to EpiCept and Endo shall have no commercialization rights with respect to the LidoPAIN(R) BP Product in such country (other than those rights set forth in Section 3.4); it being understood by the Parties that in such event, Endo shall continue to have license rights in the EpiCept Intellectual Property in such country.

         (b) By Endo. Except as specifically provided herein or as otherwise mutually agreed upon by the Parties, Endo shall be responsible for conducting all clinical studies, development and commercialization activities for the Endo BP Product in the North American Territory and all commercialization activities for the LidoPAIN(R) BP Product in the Territory. Endo shall use Commercially Reasonable Efforts to develop and commercialize the Endo BP Product in the North American Territory and to commercialize the LidoPAIN(R) BP Product in the Territory. Endo shall have sole discretion in determining in which countries it will file for Regulatory Approvals of the Endo BP Product and in which countries it will commercialize the Endo BP Product in the Territory. Subject to Section
3.4 herein, Endo shall commercialize the LidoPAIN(R) BP Product in the United States within six (6) months from the date on which LidoPAIN(R) BP Product receives Final Regulatory Approval in the United States so long as EpiCept shall have supplied Endo with quantities of the LidoPAIN(R) BP Product sufficient to commercially launch the Product as set forth in Endo's committed forecast delivered pursuant to the Supply Agreement. With respect to those countries outside the United States in which EpiCept has obtained Final Regulatory Approval of the LidoPAIN(R) BP Product. Endo shall, either through a Marketing Partner(s) or on its own, commercialize the LidoPAIN(R) BP Product in each such country within *** from the date on which LidoPAIN(R) BP receives Final Regulatory Approval in the United States.

      3.4 Reversion of Rights to EpiCept. LidoPAIN(R) BP. In the event that EpiCept has obtained Final Regulatory Approval of the LidoPAIN(R) BP Product in a particular country and Endo fails to commercialize the LidoPAIN(R) BP Product in such country within three (3) years from the date on which the LidoPAIN(R) BP Product receives Final Regulatory Approval in the United States (provided that such period shall be *** months with respect to countries in the North American Territory and so long as EpiCept shall have supplied Endo with quantities of the LidoPAIN(R) BP Product sufficient to commercially launch the Product as set forth in Endo's committed forecast

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delivered pursuant to the Supply Agreement), then the license granted to Endo by
EpiCept in Section 2.1 above shall terminate with respect to the LidoPAIN(R) BP Product in such country(ies), and EpiCept shall have the right to commercialize or license the commercialization rights to the LidoPAIN(R) BP Product in each such country; provided that EpiCept shall pay Endo a *** royalty on the net sales of the LidoPAIN(R) BP Product in such country.

      3.5 Reports.

         (a) By EpiCept. Every six (6) months following the Effective Date, EpiCept shall provide Endo a written report summarizing the efforts and accomplishments of EpiCept during the preceding six (6) month period in developing the LidoPAIN(R) BP Product and the development plans for same during the subsequent six (6) month period. Such reports shall include, without limitation, summaries of scientific and clinical data obtained in furtherance of EpiCept's attempts to develop the LidoPAIN(R) BP Product and a showing of compliance with EpiCept's obligations under Section 3.3(a) above. Endo shall have the right to provide EpiCept with comments regarding EpiCept's development plans for the subsequent six (6) month period contained in such reports, and EpiCept shall take such comments into consideration, provided that EpiCept shall retain final decision-making authority with respect to any and all such development plans.

         (b) By Endo. Every six (6) months following the Effective Date, Endo shall provide EpiCept a written report summarizing the efforts and accomplishments of Endo, its Affiliates and its sublicensees during the preceding six (6) month period in developing and commercializing the Endo BP Product and, after Regulatory Approval has been received for the LidoPAIN(R) BP Product, in commercializing the LidoPAIN(R) BP Product and their development and commercialization plans, as applicable, for the subsequent six (6) month period. Such reports shall include, without limitation, summaries of scientific and clinical data obtained in furtherance of Endo's attempts to develop and commercialize Licensed Products as required hereunder and a showing of compliance with Endo's obligations under Section 3.3(b) above.

      3.6 Regulatory Matters; EpiCept Assistance. All Regulatory Approvals with respect to the Endo BP Product in the Territory shall be in Endo's or Endo's designee's name. Endo shall have exclusive control over, and authority and responsibility for, the regulatory strategies relating to the development and commercialization of the Endo BP Product in the Territory, including, without limitation: (a) the preparation of all documents submitted to Regulatory Authorities and the filing of all submissions relating to Regulatory Approval for the Endo BP Product; and (b) all regulatory actions, communications and meetings with any Regulatory Authority with respect to the Endo BP Product. Upon the request of Endo, EpiCept shall provide to Endo on a timely basis such information in its possession relating to the LidoPAIN(R) BP Product as may be required for regulatory activities related to the commercialization of the LidoPAIN(R) BP Product, and otherwise provide reasonable assistance to Endo in complying with all regulatory obligations in the Territory, including without limitation, safety updates, amendments, annual reports, pharmacovigilance filings, investigator notifications, manufacturing facility inspections and certifications and product approvals. Endo shall be responsible for interfacing, corresponding and meeting with all Regulatory Authorities in the Territory with respect to the Endo BP Product and, after Regulatory Approval has been obtained, the LidoPAIN(R) BP Product. EpiCept shall cooperate with Endo to provide all reasonable assistance and take all actions reasonably requested by Endo that are necessary to comply with any law applicable to any Licensed Product, including, but not limited to, reporting of adverse drug experience reports (and serious adverse drug experiences) to Regulatory Authorities in the Territory.

      3.7 Adverse Event Reporting.

         (a) Each Party shall, and shall require its respective Affiliates to:

            (i) to the extent permissible under time constraints and reporting requirements, provide to the other Party in advance of initial or periodic submission to Regulatory Authorities any and all adverse event reports and Serious Adverse Drug Experience reports from clinical trials and commercial experiences with the LidoPAIN(R) BP Product;

            (ii) provide such adverse event reports and Serious Adverse Drug Experience reports relating to the LidoPAIN(R) BP Product to the other Party contemporaneously with the provision of such reports to the applicable Regulatory Authority; and

            (iii) adhere to all requirements of applicable laws, rules and regulations which relate to the reporting and investigation of adverse events and Serious Adverse Drug Experiences and keep the other Party informed of such events.

         (b) EpiCept shall, and shall require its respective Affiliates to:

            (i) to the extent permissible under time constraints and reporting requirements, provide to Endo in advance of initial or periodic submission to Regulatory Authorities any and all adverse event reports and Serious Adverse Drug Experience reports from clinical trials and commercial experiences with the Endo BP Product; and

            (ii) provide such adverse event reports and Serious Adverse Drug Experience reports relating to the Endo BP Product to Endo contemporaneously with the provision of such reports to the applicable Regulatory Authority.

         (c) If a Party contracts with a Third Party for research to be performed by such Third Party on any of the Licensed Products, that Party shall require such Third Party to report to the contracting Party the information set forth above.

      3.8 EpiCept Right to Co-Promote. EpiCept, at its option, shall have the right to become Endo's co-promotion partner with respect to the LidoPAIN(R) BP Product as set forth in this Section 3.8. Within thirty (30) days after EpiCept's first filing of an NDA or the equivalent thereof in any country in the Territory for the LidoPAIN(R) BP Product, EpiCept shall notify Endo of such filing in writing (the "NDA Notice"). If such NDA Notice contains reasonably detailed terms and conditions upon which EpiCept offers to co-promote the LidoPAIN(R) BP Product in such country, then for a period of up to *** commencing on the date of the NDA Notice, Endo and EpiCept shall negotiate in good faith to reach agreement for the co-promotion of the LidoPAIN(R) BP Product in such country. Unless mutually agreed to by the Parties, no such co-promotion arrangement shall effect any change to the financial terms of this Agreement, and, in any such co-promotion arrangement, EpiCept shall be solely responsible for the costs and expenses of its sales representatives.

      3.9 Commercial Supply of LidoPAIN(R) BP Product. EpiCept shall be responsible for the manufacture and supply, or to obtain supply, for Endo's requirements in the Territory of the LidoPAIN(R) BP Product pursuant to a Supply Agreement to be negotiated in good faith between the Parties after the Effective Date. The Supply Agreement shall permit EpiCept to engage Third Party subcontractors to carry out such manufacture and supply on EpiCept's behalf. Any such supply shall be at EpiCept' s commercially reasonable, fully loaded manufacturing costs, as documented by EpiCept, which costs shall include reasonable profit margins set forth in Supply Agreement.

                                   ARTICLE 4
                     INITIAL PAYMENT AND MILESTONE PAYMENTS

      4.1 Initial Payment. Within two (2) Business Days after the Effective Date, Endo shall pay EpiCept seven million five hundred thousand U.S. Dollars (US$7,500,000), by wire transfer, to the credit of such bank account as designated by EpiCept in Schedule 4.1.

      4.2 Milestone Payments. Endo shall pay to EpiCept the following one-time milestone payments (the "Milestone Payments") within *** days following the specified events:

***

                                   ARTICLE 5
                                   ROYALTIES

      5.1 Royalty Rate. Subject to the provisions of this Article 5, Endo shall pay EpiCept *** of the aggregate Net Sales of the LidoPAIN(R) BP Product in the Territory ("Royalties").

      5.2 Royalty Term. The Royalties shall be payable on a country-by-country basis until the sooner of (a) the introduction of an AB rated generic equivalent to the

LidoPAIN(R) BP Product in such country or (b) the expiration of the last EpiCept Patent containing a Valid Claim covering the LidoPAIN(R) BP Product in such country (the "Royalty Term").

      5.3 Reports and Payments.

         (a) Cumulative Royalties. During the Royalty Term, the obligation to pay Royalties under this Article 5 shall be imposed only once (i) with respect to any sale of the same unit of the LidoPAIN(R) BP Product, and (ii) with respect to a single unit of the LidoPAIN(R) BP Product.

         (b) Statements and Payment. During the Royalty Term Endo shall deliver to EpiCept, within *** days after the end of each calendar quarter, a report setting forth for such calendar quarter the following information for the LidoPAIN(R) BP Product: (i) Net Sales of the LidoPAIN(R) BP Product on a country-by-country basis; (ii) the basis for any adjustments to the Royalties payable on account of sales of the LidoPAIN(R) BP Product in any country; (iii) the Royalties due to EpiCept on account of sales of the LidoPAIN(R) BP Product;
(iv) the exchange rates used in calculating any of the foregoing; and (v) the aggregate Net Sales of the Endo BP Product in the Territory. The total Royalties due on account of sales of the LidoPAIN(R) BP Product during such calendar quarter and any one-time bonus due EpiCept pursuant to Section 4.2(b)(3) above shall be remitted at the time such report is made.

      5.4 Taxes and Withholding. Any payments made by Endo to EpiCept under this Agreement shall be reduced by the amount required to be paid or withheld pursuant to any applicable law, including, but not limited to, United States federal, state or local tax law ("Withholding Taxes"). Any such Withholding Taxes required by law to be paid or withheld shall be an expense of, and borne solely by, EpiCept. Endo, as applicable, shall submit to EpiCept reasonable proof of payment of the Withholding Taxes, together with an accounting of the calculations of such taxes, within thirty (30) days after such Withholding Taxes are remitted to the proper authority. The Parties will cooperate reasonably in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.

      5.5 Currency Exchange. With respect to Net Sales invoiced or expenses incurred in U.S. dollars, the Net Sales or expense amounts and the amounts due to EpiCept hereunder shall be expressed in U.S. dollars. With respect to Net Sales invoiced or expenses incurred in a currency other than U.S. dollars, the Net Sales or expense shall be expressed in the domestic currency of the entity making the sale or incurring the expense, together with the U.S. dollar equivalent, at the average rate of exchange listed in The Wall Street Journal on the first and last day of the applicable calendar quarter or a comparable newspaper if The Wall Street Journal shall cease publishing exchange rates for the U.S. Dollar. All payments shall be made by wire transfer in U.S. dollars to the credit of such bank account as shall be designated at least five (5) Business Days in advance by EpiCept in writing to Endo.

      5.6 Maintenance of Records; Audit.

         (a) For a period of two (2) years, Endo shall maintain, and shall require its respective Affiliates and sublicensees to maintain, complete and accurate books and records in connection with the sale of Licensed Products hereunder, as necessary to allow the accurate calculation consistent with GAAP of the Royalties due to EpiCept and any one-time bonus that may be due to EpiCept pursuant to Section 4.2(b)(3) above, including any records required to calculate any royalty adjustments hereunder. Once per calendar year, EpiCept shall have the right, at its sole expense, to engage an independent accounting firm reasonably acceptable to Endo, which shall have the right to examine in confidence the relevant Endo records as may be reasonably necessary to determine and/or verify the amount of Royalty payments and/or one-time bonuses due hereunder. Such examination shall be conducted, and Endo shall make its records available, during normal business hours, after at least fifteen (15) days prior written notice to Endo, as applicable, and shall take place at the facility(ies) where such records are maintained. Each such examination shall be limited to pertinent books and records for any year ending not more than twelve (12) months prior to the date of request; provided that EpiCept shall not be permitted to audit the same period of time more than once. Before permitting such independent accounting firm to have access to such books and records, Endo may require such independent accounting firm and its personnel involved in such audit, to sign a confidentiality agreement (in form and substance reasonably acceptable to Endo) as to any confidential information which is to be provided to such accounting firm or to which such accounting firm will have access, while conducting the audit under this Section 5.5. The EpiCept independent accounting firm will prepare and provide to each Party a written report stating whether the Royalty and Net Sales reports submitted and the amounts paid by Endo to EpiCept are correct or incorrect and the details concerning any discrepancies. Such accounting firm may not reveal to EpiCept any information learned in the course of such audit other than the amount of any such discrepancies. EpiCept agrees to hold in strict confidence all information disclosed to it, except to the extent necessary for EpiCept to enforce its rights under this Agreement or if disclosure is required by law.

         (b) In the event there was an underpayment by Endo hereunder, Endo shall promptly (but in no event later than thirty (30) days after Endo's receipt of the independent auditor's report so correctly concluding) either make payment to EpiCept of any shortfall or proceed to the dispute resolution mechanism set forth in Section 5.5(c). In the event that there was an overpayment by Endo hereunder, EpiCept shall promptly inform Endo of such fact and promptly (but in no event later than thirty (30) days after EpiCept's receipt of the independent auditor's report so correctly concluding) refund to Endo the excess amount or proceed to the dispute resolution mechanism set forth in Section 5.5(c).

         (c) In the event that the Parties do not agree on the amount of any overpayment or underpayment, within ten (10) business days each Party shall select an independent public accounting firm which firms shall meet and discuss the amount in dispute and other related matters within ten (10) business days thereafter (each Party shall pay the costs of its own accounting firm). If such independent public accounting firms cannot agree on a resolution mutually agreeable to the Parties, such independent public accounting firms shall, within ten (10) business days after such conclusion, appoint a third independent public accounting firm which shall resolve the issue within ten (10) business days after its selection and the Parties shall equally share the costs of such accounting firm. The recommendation of the third independent public accounting firm shall be final and binding upon the Parties. A judgment on such firm's disposition may be entered in any court having jurisdiction over the Parties. In addition, if in the final disposition of such matter, the amount of underpayment by Endo is either (a) more than *** of the amount which should have been paid to EpiCept pursuant to this Agreement with respect to the period in question as a result of incorrect reporting or calculation by Endo or (b) due to Endo incorrectly reporting or calculating the Net Sales of the Endo BP Product above Endo Baseline Sales by more than ***, then, in either case, Endo shall also reimburse EpiCept for its documented reasonable out-of-pocket costs and expenses incurred in connection with resolving such matter through the retention of such accounting firms (including, without limitation, fees of attorneys, accountants and other professionals). Further, if in the final disposition of such matter, the amount of any overpayment by Endo is more than *** of the amount which should have been paid to EpiCept pursuant to this Agreement with respect to the period in question as a result of incorrect reporting or calculation by Endo, then EpiCept shall also reimburse Endo for its documented reasonable out-of-pocket costs and expenses incurred in connection with resolving such matter through the retention of such accounting firms (including, without limitation, fees of attorneys, accountants and other professionals).

      5.7 Interest on Late Payments. Any failure by Endo to make a payment of any undisputed amount when due shall obligate Endo to pay interest to EpiCept at a rate equal to *** per month (or the maximum allowed by law, if less), the interest period commencing on the due date and ending on the payment date.

                                   ARTICLE 6
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

      6.1 Mutual Representations and Warranties. Each Party hereby represents, warrants and covenants to the other Party that:

         (a) such Party is a corporation or entity duly organized, validly existing and in good standing under the laws of its state of incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

         (b) such Party is duly authorized, by all requisite corporate action, to execute and deliver this Agreement and the execution, delivery and performance of this

Agreement by such Party is within such Party's corporate powers and does not require any shareholder action or approval, and the Person executing this Agreement on behalf of such Party is duly authorized to do so by all requisite corporate action;

         (c) no consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental or Regulatory Authority is required on the part of such Party in connection with the valid execution, delivery and performance of this Agreement;

         (d) this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights and (ii) judicial discretion in the availability of agreeable relief;

         (e) the execution, delivery and performance by it of this Agreement and its compliance with the terms and provisions of this Agreement does not and will not (a) contravene or conflict with the provisions of its charter, operating documents or bylaws, (b) contravene or conflict with or constitute a violation of any Applicable Law, or (c) result (with or without the giving of notice or lapse of time or both) in the creation of any Lien or Other Encumbrance upon any of the Licensed Products or, in the case of EpiCept, the EpiCept Licensed Intellectual Property, or constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or any obligation by it or to a loss of any benefit relating to the Licensed Products or, in the case of EpiCept, the EpiCept Licensed Intellectual Property, under any provision of any contract binding upon it or by which any of the Licensed Products or, in the case of EpiCept, the EpiCept Licensed Intellectual Property, are or may be bound;

         (f) it shall comply in all material respects with all laws, rules and regulations applicable to its performance under this Agreement; and

         (g) no broker, finder or similar agent has been employed by or on behalf of such Party, and no Person with which such Party has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

      6.2 Additional EpiCept Representations, Warranties and Covenants. EpiCept additionally represents, warrants and covenants to Endo that:

         (a) EpiCept has the full right, power and authority to grant, and is not prohibited by the terms of any agreement to which it is a party from granting, the licenses granted to Endo under Article 2 hereof.

         (b) EpiCept has not previously granted and will not grant any rights inconsistent with the rights and licenses granted herein.

         (c) EpiCept Third Party Consents. Schedule 6.2(c) sets forth each agreement binding upon EpiCept requiring a consent with respect to the execution, delivery and performance of this Agreement, or the performance of EpiCept's obligations hereunder (each such consent, a "EpiCept Third Party Consent" and together the "EpiCept Third Party Consents").

         (d) EpiCept is the sole and exclusive legal and equitable owner of the EpiCept Intellectual Property and the LidoPAIN(R) BP Product and has good and marketable title to the EpiCept Intellectual Property and the LidoPAIN(R) BP Product free and clear of any Lien or Other Encumbrance.

         (e) Licensed Assets. The EpiCept Intellectual Property includes all of the assets and properties that are owned or licensed by EpiCept with respect to the development, marketing and sale of the LidoPAIN(R) BP Product and that are reasonably required to develop, sell and ship the LidoPAIN(R) BP Product after the Effective Date, No Affiliate of EpiCept owns or licenses any assets or properties reasonably necessary for Endo to develop, produce or sell the Licensed Products as contemplated herein. EpiCept possesses or controls all material EpiCept Product Registration Data.

         (f) Intellectual Property.

            (i) The EpiCept Intellectual Property includes all the intellectual property and proprietary rights Controlled by EpiCept that relate to the development, marketing, use, distribution and sale of the LidoPAIN(R) BP Product;

            (ii) No Action or Proceeding relating to the EpiCept Intellectual Property has been instituted and is pending, or to the Knowledge of EpiCept, threatened;

            (iii) There are no royalty, commission or similar obligations on EpiCept applicable to the EpiCept Intellectual Property, or any material licenses, sublicenses or agreements with third parties relating to or involving the EpiCept Intellectual Property;

            (iv) EpiCept has not agreed to indemnify any Person for or against any infringement by the EpiCept Intellectual Property or the LidoPAIN(R) BP Product;

            (v) To the Knowledge of EpiCept, none of the EpiCept Intellectual Property or the LidoPAIN(R) BP Product infringes upon or otherwise violates the intellectual property rights of any Person;

            (vi) To the Knowledge of EpiCept, the EpiCept Intellectual Property is valid and enforceable and has been properly registered or filed, as the case may be, and has been properly maintained under all Applicable Laws.

            (vii) EpiCept owns all right, title and interest in and to all of the EpiCept Intellectual Property and owns such EpiCept Intellectual Property free and clear of all Liens or Other Encumbrances.

            (viii) EpiCept has not received any written notice from any Third Party, nor does EpiCept have Knowledge that any Third Party has infringed or misappropriated or is infringing or misappropriating any of the EpiCept Intellectual Property.

         (g) Regulatory Status.

            (i) EpiCept is the lawful holder of the IND and all necessary regulatory documentation relating to the LidoPAIN(R) BP Product. The regulatory status of the LidoPAIN(R) BP Product is set forth in Schedule 6.2(g)(i).

            (ii) The IND is in full force and effect and, to the Knowledge of EpiCept, the IND has been duly and validly issued. There is no Action or Proceeding by any Governmental or Regulatory Authority pending or, to the Knowledge of EpiCept, threatened seeking the revocation or suspension of any of the IND.

         (h) EpiCept has no Knowledge of any facts which furnish any reasonable basis for any notice of adverse findings, warning or other regulatory letters or sanctions, Section 305 notices, or other similar communication. EpiCept has no Knowledge of any misstatements or material omissions relating to the LidoPAIN(R) BP Product in any regulatory submission or other document required to be maintained by Applicable Law and the accuracy of its regulatory submissions has not been contested by any Governmental or Regulatory Authority.

         (i) Litigation. There are no Actions or Proceedings by or before any Governmental or Regulatory Authority currently pending, and EpiCept has not received any written notice from any Third Party of any Action or Proceeding, nor does EpiCept have Knowledge of any facts that would be reasonably likely to result in an Action or Proceeding, in any event, against EpiCept relating to, affecting or arising in connection with (a) the LidoPAIN(R) BP Product; (b) the EpiCept Licensed Intellectual Property, (c) this Agreement; or (d) the transactions contemplated by this Agreement. EpiCept is not subject to any Order relating to the LidoPAIN(R) BP Product or the EpiCept Licensed Intellectual Property.

      6.3 Additional Endo Representations, Warranties and Covenants. Endo additionally represents, warrants and covenants to EpiCept that, as of the Effective Date, Endo has the financial capacity to perform its obligations under this Agreement.

      6.4 Disclaimer of Warranties. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE SUCCESS OR POTENTIAL SUCCESS OF THE

DEVELOPMENT, COMMERCIALIZATION, MARKETING OR SALE OF ANY LICENSED PRODUCT. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

                                   ARTICLE 7
              CONFIDENTIALITY, PUBLICATION AND PUBLIC ANNOUNCEMENTS

      7.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, Endo and EpiCept agree that, until the fifth (5th) anniversary of the expiration or termination this Agreement, each of Endo and EpiCept, upon receiving or learning of any Confidential Information of the other Party, shall keep such Confidential Information confidential and otherwise shall not disclose or use such Confidential Information for any purpose other than as provided for in this Agreement. The Receiving Party may disclose Confidential Information to its employees, representatives or Affiliates who need to know such information for any purpose contemplated by this Agreement (and then only to the extent that such Persons need to know such information and are under an obligation at least as stringent as this Article 7 to maintain the confidentiality of the Confidential Information). The Receiving Party may disclose Confidential Information to its consultants so long as the Disclosing Party approves of such disclosure in writing prior thereto and such consultant is under an obligation at least as stringent as this Article 7 to maintain the confidentiality of the Confidential Information.

      7.2 Authorized Disclosure. Notwithstanding the foregoing, each of Endo and EpiCept may disclose Confidential Information of the other Party to a Third Party to the extent such disclosure is reasonably necessary to exercise the rights granted to or retained by it under this Agreement in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, submitting information to tax or other governmental authorities (including Regulatory Authorities), or conducting clinical trials hereunder with respect to Licensed Products, provided that if a Party is required by law to make any such disclosure of the Disclosing Party's Confidential Information, to the extent it may legally do so, it will give reasonable advance notice to the Disclosing Party of such disclosure and, save to the extent inappropriate in the case of patent applications or otherwise, will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). If the Disclosing Party has not filed a patent application with respect to such Confidential Information, it may require the Receiving Party to delay the proposed disclosure (to the extent the disclosing party may legally do so), for up to ninety (90) days, to allow for the filing of such an application.

      7.3 Return of Confidential Information. Upon termination of this Agreement except upon termination by expiration of the licenses granted hereunder, the Receiving

Party shall promptly return or, at the option of the Receiving Party, destroy, all of the Disclosing Party's Confidential Information, including all reproductions and copies thereof in any medium, except that the Receiving Party may retain one copy for its legal files; provided that any such destruction shall be confirmed in writing by the Receiving Party to the Disclosing Party.

      7.4 Unauthorized Use. If either Party becomes aware or has Knowledge of any unauthorized use or disclosure of the other Party's Confidential Information, it shall promptly notify the disclosing Party of such unauthorized use or disclosure.

      7.5 Public Announcements. Except as set forth in the press release agreed to by the Parties pursuant to this Section 7.5 and for filing a copy of this Agreement by Endo and/or EpiCept (in the event that EpiCept becomes, or files to become, a public company), with the Securities and Exchange Commission (provided that in any such filing, this Agreement shall be redacted as reasonably determined by the filing Party), to the extent Endo and/or EpiCept determines to make such a filing and for disclosure by EpiCept to its present and prospective investors, counselors and advisors and investment banks and other Persons in connection with its financing activities, neither Party shall make any public announcement regarding this Agreement, any EpiCept Intellectual Property or any Licensed Products, unless required by law, and then only after providing the other Party at least two (2) Business Days to review, comment on and approve such public announcement; provided, however, the Parties agree that a period of less than two (2) Business Days for review, comment and approval is permissible if such lesser period of time is necessitated in order to comply with law or by an emergency situation due to unexpected circumstances. The Parties agree to issue a press release announcing the execution of this Agreement. In addition, following the initial agreed upon press release announcing this Agreement, each Party shall be free to disclose, without the other Parties' prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith. This Section 7.5 supersedes and replaces in its entirety any prior confidentiality agreements between EpiCept or its Affiliates and Endo or its Affiliates to the extent related to the transactions contemplated by this Agreement or the LidoPAIN(R) BP Product.

                                   ARTICLE 8
                                 INDEMNIFICATION

      8.1 Endo. Endo shall defend EpiCept and its Affiliates at Endo's cost and expense, and will indemnify and hold EpiCept and its Affiliates and their respective directors, officers, employees and agents (collectively, the "EpiCept Indemnified Parties") harmless from and against any and all losses, costs, damages, fees or expenses (including reasonable attorneys' fees and expenses) ("Losses") incurred by any EpiCept Indemnified Party to the extent arising out of or resulting from (i) any material breach by Endo of any of its representations, warranties or obligations pursuant to this Agreement, (ii) any gross negligence or willful misconduct of Endo or its Affiliates or sublicensees, as applicable, in the exercise of any of their rights and/or the performance of any of their obligations under this Agreement or any sublicense agreement, as applicable,
(iii) any liability or other claims arising from the manufacture, handling, packaging, storage, sale or other disposition of the Endo BP Product by Endo or any of its Affiliates or sublicensees, or (iv) any liability or other claims arising from the marketing of the LidoPAIN(R) BP Product by Endo or any of its Affiliates or sublicensees.

      8.2 EpiCept. EpiCept agrees to defend Endo and its Affiliates at EpiCept's cost and expense, and will indemnify and hold Endo and its Affiliates and their respective directors, officers, employees and agents (collectively, the "Endo Indemnified Parties") harmless from and against any and all Losses incurred by any Endo Indemnified Party to the extent arising out of or resulting from (i) any material breach by EpiCept of any of its representations, warranties or obligations pursuant to this Agreement, (ii) any gross negligence or willful misconduct of EpiCept in the exercise of any of its rights or the performance of any of its obligations under this Agreement, or (iii) any product liability, clinical trial liability or other claims arising from the development, manufacture, handling, or packaging of the LidoPAIN(R) BP Product.

      8.3 Indemnification Procedures.

         (a) Any Party seeking indemnification pursuant to this Article 8 (the "Indemnitee") shall give the other party or parties from whom indemnification is sought (the "Indemnitor") prompt written notice (an "Indemnification Claim Notice") of any Loss or discovery of fact upon which such Indemnitee is seeking indemnification under this Article 8. Failure to give any such Indemnification Claim Notice shall not constitute a waiver of any right to indemnification or reduce in any way the indemnification available hereunder, except to the extent such failure to notify directly increases the amount to be indemnified hereunder. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Losses (to the extent that the nature and amount of such Loss is known at such time). The Indemnitee shall furnish promptly to the Indemnitor copies of all papers and official documents received in respect of any such Loss. All indemnification claims hereunder, whether in respect of Endo, EpiCept, their respective Affiliates or their respective directors, officers, employees and agents, shall be made solely by Endo or EpiCept, as applicable, as the Party to this Agreement.

         (b) In the case of Losses arising from claims of any Third Party that are subject to indemnification provided in this Article 8 (a "Third Party Claim"), as to which the Indemnitor may be obligated to provide indemnification pursuant to this Agreement, the Indemnitee will notify the Indemnitor in writing of the Third Party Claim (and specifying in reasonable detail the factual basis for the Third Party Claim and to the extent known, the amount of the Third Party Claim) reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure.

         (c) If a Third Party Claim is made against an Indemnitee and the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee therefor, the Indemnitor will be entitled, within one hundred twenty (120) days after receipt of written notice from the Indemnitee of the commencement or assertion of any such Third Patty Claim, to assume the defense thereof (at the expense of the Indemnitor) with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee, for so long as the Indemnitor is conducting a good faith and diligent defense. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof provided that if under applicable standards of professional conduct a conflict of interest exists between the Indemnitor and the Indemnitee in respect of such claim, such Indemnitee shall have the right to employ separate counsel to represent such Indemnitee with respect to the matters as to which a conflict of interest exists and in that event the reasonable fees and expenses of such separate counsel shall be paid by such Indemnitor; provided, further, that the Indemnitor shall only be responsible for the reasonable fees and expenses of one separate counsel for such Indemnitee; provided still further that the Indemnitor and its counsel shall cooperate with the Indemnitee and its counsel, as may be reasonably requested. If the Indemnitor assumes the defense of any Third Party Claim, and no such conflict of interest exists, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitor will promptly supply to the Indemnitee copies of all correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee informed of developments relating to or in connection with such Third Party Claim, as may be reasonably requested by the Indemnitee (including, without limitation, providing to the Indemnitee on reasonable request updates and summaries as to the status thereof). If the Indemnitor chooses to defend a Third Party Claim, all Indemnitees shall reasonably cooperate with the Indemnitor in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnitor). If the Indemnitor does not elect to assume control of the defense of any Third Party Claim within the one hundred twenty
(120) day period set forth above, or if such good faith and diligent defense is not being or ceases to be conducted by the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor, after three (3) Business Days notice to the indemnitor of its intent to do so, to undertake the defense of the Third Party Claim for the account of the Indemnitor (with counsel selected by the Indemnitee), and to compromise or settle such Third Party Claim, exercising reasonable business judgment.

         (d) If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnitor may recommend that by its terms obligates the Indemnitor to pay the full amount of Losses (whether through settlement or otherwise) in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnitee completely from all liability in connection with such Third Party Claim; provided, however, that, without the

Indemnitee's prior written consent, the Indemnitor shall not consent to any settlement, compromise or discharge (including the consent to entry of any judgment), and the Indemnitee may refuse in good faith to agree to any such settlement, compromise or discharge, that provides for injunctive or other nonmonetary relief affecting the Indemnitee. If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee shall not (unless required by law) admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor's prior written consent (which consent shall not be unreasonably withheld).

      8.4 Insurance Proceeds. Any indemnification hereunder shall be made net of any insurance proceeds recovered by the Indemnitee (it being understood that an Indemnitee may simultaneously pursue an insurance claim and a claim for indemnification hereunder); provided, however, that if, following the payment to the Indemnitee of any amount under this Article 8, such Indemnitee recovers any insurance proceeds in respect of the claim for which such indemnification payment was made, the Indemnitee shall promptly pay an amount equal to the amount of such proceeds (but not exceeding the amount of such indemnification payment) to the Indemnitor.

      8.5 Insurance. Each Party agrees to obtain and maintain commercial general liability insurance, including clinical trials and products liability insurance, with reputable and financially secure insurance carriers, or to be self-insured, in either case, in such amounts and subject to such deductibles as are reasonable and customary in the pharmaceutical industry for companies of comparable size and activities. Each Party shall maintain such insurance for so long as Licensed Products in the Territory continue to be manufactured or sold and thereafter for so long as is necessary to cover any and all Third Party Claims which may arise from the development, manufacture or sale of a Licensed Product in the Territory. Upon reasonable request by a Party, the other Party shall produce evidence that such insurance policies are valid, kept up to date and in full force and effect.

                                   ARTICLE 9
                              TERM AND TERMINATION

      9.1 Term.

         (a) Except as set forth in Section 11.13, unless earlier terminated by mutual agreement of the Parties in writing or pursuant to the provisions of this
Article 9, this Agreement will continue in full force and effect until the later of (i) the conclusion of the Royalty Term on a country-by-country basis and (ii) the expiration of the last EpiCept Licensed Patent containing a Valid Claim covering the Endo BP Product on a country-by-country basis (the "Term").

         (b) On a country-by-country basis, at the conclusion of the Royalty Term, the licenses granted hereunder with respect to the LidoPAIN(R) BP Product and the Endo BP Product, respectively, shall become fully paid up, royalty-free, perpetual and irrevocable and the exclusivity restrictions pursuant to Section 2.3 with respect to each such country shall no longer be applicable.

      9.2 Material Breach. Upon a material breach of this Agreement by Endo on the one hand, or EpiCept on the other hand (in such capacity, the "Breaching Party"), the other Party (in such capacity, the "Non-Breaching Party") may provide written notice (a "Breach Notice") to the Breaching Party specifying the material breach. If the Breaching Party fails to cure such material breach during the forty-five (45) day period (or, if applicable, such longer period, but not to exceed ninety (90) days, as would be reasonably necessary for a diligent party to cure such material breach, provided the Breaching Party has commenced and continues its diligent efforts to cure during the initial forty-five (45) day period following the date on which the Breach Notice is provided), then the Non-Breaching Party may terminate this Agreement on a Licensed Product-by-Licensed Product and country-by-country basis with respect to the Licensed Product and country to which the breach relates. If Endo is the Breaching Party and the material breach relates to the LidoPAIN(R) BP Product in a particular country within the Territory and EpiCept has elected to terminate this Agreement with respect to the LidoPAIN(R) BP Product in such country, the exclusivity restrictions pursuant to Section 2.3 with respect to such country shall no longer be applicable with respect to the LidoPAIN(R) BP Product. Notwithstanding the foregoing, the cure period for any failure by Endo to make Milestone Payments or Royalty payments due hereunder shall be forty-five (45) days; provided further, however, that the failure by Endo to make any such payment shall not be considered a breach to the extent that such payment is the subject of a good faith dispute by Endo. For the purposes of this Section 9.2, material breach shall mean a breach which materially adversely affects the rights under this Agreement of the other Party with respect to the applicable Licensed Product in the applicable country in the Territory.

      9.3 Bankruptcy. Either Party may, subject to the provisions set forth herein, terminate this Agreement by giving the other Party sixty (60) days' written termination notice if, at any time, the other Party shall: (a) file in any court pursuant to any statute a petition for bankruptcy or insolvency, or for reorganization in bankruptcy, or for an arrangement or for the appointment of a receiver, trustee or administrator of such Party or of its assets; (b) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof; (c) propose or be a party to any dissolution; or (d) make an assignment for the benefit of its creditors. Should EpiCept become a party to a bankruptcy proceeding and such proceeding is not dismissed within sixty (60) days then, to the extent permitted by law, this Agreement and the licenses granted by EpiCept hereunder shall be adopted by any bankruptcy trustee or relevant Third Party charged with the disposition of same, and shall not be rejected by same, it being the Parties' intent that, in such event, Endo and its Affiliates and sublicensees shall be entitled to retain the rights granted to them hereunder by EpiCept.

      9.4 Continuing Rights of Sublicensees. Upon any termination of this Agreement, each sublicense previously granted by Endo, or any of its Affiliates, to any

Person that is not an Affiliate of Endo (each, an "Independent
Sublicensee") shall, at EpiCept's option, remain in effect and shall become a direct license or sublicense, as the case may be, of such rights by EpiCept to such Independent Sublicensee, subject to the Independent Sublicensee agreeing in writing to assume Endo's terms, conditions and obligations to EpiCept under this Agreement as they pertain to the sublicensed rights.

      9.5 Effect of Expiration or Termination. Expiration or termination of this Agreement pursuant to this Article 9 shall not (i) relieve a Party hereto of any obligation accruing to such Party prior to such termination, or (ii) result in the waiver of any right or remedy by a Party hereto accruing to such Party prior to such termination.

      9.6 Limitation of Liabilities. NOTWITHSTANDING THE FOREGOING, EXCEPT AS MAY BE THE CASE UNDER ARTICLE 8 ABOVE WITH RESPECT TO INDEMNIFICATION FOR THIRD PARTY CLAIMS, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR PUNITIVE, EXEMPLARY, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOST PROFITS, BUSINESS OR GOODWILL) ATTRIBUTABLE TO ANY BREACH OR DEFAULT BY SUCH PARTY UNDER THIS AGREEMENT. THIS LIMITATION SHALL SURVIVE ANY FAILURE OF THE ESSENTIAL PURPOSE OF A LIMITED OR EXCLUSIVE REMEDY SET FORTH HEREIN.

                                   ARTICLE 10
                              INTELLECTUAL PROPERTY

      10.1 Ownership of Technology and Patent Rights.

         (a) EpiCept shall own any Technology and EpiCept Improvements claiming such Technology, invented, developed or discovered solely by EpiCept or its Affiliate's employees or agents.

         (b) Endo shall own any Technology, and any patent rights claiming such Technology, invented, developed or discovered solely by Endo's or its Affiliate's employees or agents.

      10.2 Prosecution of EpiCept Licensed Patents. EpiCept shall have the obligation to diligently Prosecute the patent rights within the EpiCept Licensed Patents and EpiCept Improvements in the Territory, through patent counsel selected by EpiCept. EpiCept and Endo shall consult and cooperate with each other regarding the Prosecution of the EpiCept Licensed Patents. Endo shall reimburse EpiCept for *** of the Prosecution costs incurred by EpiCept after the Effective Date within thirty (30) days of Endo's receipt of an invoice therefor.

      10.3 Right to Consult. During the Term of this Agreement, EpiCept shall copy Endo, or have Endo copied, on all substantive documents relating to EpiCept Licensed Patents and EpiCept Improvements received from or to be filed in any patent office in the

Territory, within fifteen (15) days of receipt from the patent office and at least fifteen (15) days prior to filing with the patent office, respectively, including without limitation copies of each patent application, official action, response to official action, declaration, information disclosure statement, request for terminal disclaimer, request for patent term extension, and request for reexamination. Endo shall have the right to comment on the Prosecution of the EpiCept Licensed Patents and EpiCept Improvements and provide such comments to EpiCept's patent counsel, and EpiCept shall require its patent counsel to consider in good faith such comments from Endo, and, to the extent not inconsistent with EpiCept's rights and/or commercial interests, EpiCept shall require its patent counsel to incorporate all such comments. In the event that Endo's comments are inconsistent with EpiCept's rights and/or commercial interests, EpiCept and Endo agree to negotiate in good faith a Prosecution strategy with respect to the relevant EpiCept Licensed Patents and/or EpiCept Improvements that would adequately cover Endo's interests, without adversely affecting EpiCept's rights and/or commercial interests. If Endo fails to provide its comments with respect to the Prosecution of a patent application and/or Patent within the EpiCept Licensed Patents and/or EpiCept Improvements at least five (5) days prior to the deadline for filing or otherwise responding to the relevant paper in the relevant patent office, EpiCept shall be free to act without consideration of Endo's comments.

      10.4 Abandonment of Prosecution by EpiCept. EpiCept shall notify Endo in the event it is unable for any reason to meet its obligations under Section
10.2. Such notification shall be given within a reasonable period (i.e., with sufficient time for Endo to take whatever action may be necessary or desired) prior to the date on which such patent application(s) or patent(s) will lapse or go abandoned. Endo shall then have the option, exercisable upon written notification to EpiCept, to assume full responsibility, at its discretion and its sole cost and expense, for Prosecution of the affected patent application(s) or maintenance of any of the affected Patent(s) in such country or countries in the Territory; provided, however, Endo may offset any such costs and expenses against any Milestone Payments or Royalties due to EpiCept.

      10.5 Patent Term Extensions. Endo shall have the right to request that EpiCept file all applications and take actions necessary to obtain patent extension pursuant to 35 U.S.C. Section 156 or like foreign statutes for the EpiCept Licensed Patents in the Territory, which extensions shall be owned by EpiCept. If EpiCept declines to pursue such patent extensions, then Endo shall have the right (at Endo's cost and expense) on behalf of EpiCept to file all such applications and take all such actions necessary to obtain such patent extensions. EpiCept agrees to sign such further document and take such further actions (all at Endo's expense) as may be requested by Endo in this regard.

      10.6 Patent Marking. Endo and its Affiliates and its sublicensees shall mark all Licensed Products made or sold under this Agreement with a notice in accordance with 35 U.S.C. Section 287 and similar marking provisions in foreign countries. The Parties agree that listing of the patent numbers in the package inserts or foreign equivalent shall be considered sufficient marking of Licensed Products as required by this Section 10.6.

      10.7 Third Party Infringements.

         (a) Suits for Infringement of the EpiCept Licensed Patents and EpiCept Improvements. If EpiCept or Endo becomes aware of infringement of any Patent included in the EpiCept Licensed Patents or EpiCept Improvements by a Third Party in the Territory, such Party shall promptly notify the other Party in writing to that effect and provide a summary of the relevant facts and circumstances known to such Party relating to such infringement ("Infringement Notice"). EpiCept shall have the right, at its sole discretion, on its own behalf, to institute, prosecute and control any action or proceeding to restrain infringement of any EpiCept Licensed Patents or EpiCept Improvements licensed to Endo hereunder. Endo agrees to be joined as a Party plaintiff if necessary to prosecute the action or proceeding and shall provide all reasonable cooperation, including any necessary use of its name, required to prosecute such litigation. EpiCept shall have sole control of any such suit and all negotiations for its settlement or compromise, provided that, EpiCept shall not settle or compromise any such suit or enter into any consent order for the settlement or compromise thereof without the prior written consent of Endo, which consent shall not be unreasonably withheld, conditioned or delayed.

         (b) Step-in Right for Endo. If, prior to the expiration of three (3) months from said Infringement Notice, EpiCept has not obtained a discontinuance of an alleged infringement by a Third Party or brought an infringement action or proceeding or otherwise taken appropriate action to abate such infringement, or, in the event that a Third Party files a paragraph IV certification relating to any Patent pursuant to 21 U.S.C. Section 355(j)(2)(A)(vii)(IV) of the Hatch/Waxman Act (or any successor statute), if EpiCept does not institute an infringement proceeding against such Third Party within 20 days of receipt of notice of such paragraph IV certification, or if EpiCept shall notify Endo at any time prior thereto of its intention not to bring suit against an alleged infringer or EpiCept at any time ceases to actively prosecute any such ongoing infringement, and such infringement is relevant to a Licensed Product in the Territory, then, and in those events only, Endo shall have the right, but not be obligated, to institute, prosecute and control any action or proceeding to restrain such infringement. EpiCept agrees to be joined as a Party plaintiff if necessary to prosecute the action or proceeding and shall provide all reasonable cooperation, including any necessary use of its name, required to prosecute such litigation. Endo shall have sole control of any such suit and all negotiations for its settlement or compromise, provided that Endo shall not settle or compromise any such suit or enter into any consent order for the settlement or compromise thereof without the prior written consent of EpiCept, which consent shall not be unreasonably withheld, conditioned or delayed.

         (c) Costs and Recoveries from Infringement Action. Each Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings described in this Section 10.7 including, without limitation, the fees and expenses of that Party's counsel. Any recovery obtained by any Party as a result of any proceeding described in this Section 10.7, by settlement or otherwise, shall be applied in the following order of priority:
(i) first, to reimburse each Party for all litigation costs in connection with such proceeding paid by that Party and not otherwise recovered (on a pro rata basis based on each Party's respective litigation costs, to the extent the recovery was less than all such litigation costs); and (ii) second, the remainder of the recovery shall be shared equally.

         (d) Declaratory Actions & Counterclaims Against Endo or EpiCept. In the event that an action alleging invalidity or non-infringement of any of the EpiCept Licensed Patents or EpiCept Improvements shall be brought against EpiCept or Endo, EpiCept, at its sole discretion, shall have the right, within thirty (30) days after the commencement of such action, to take or regain control of the action at its own expense. If EpiCept shall determine not to exercise this right, Endo may take over or remain as lead counsel for the action at Endo's sole discretion. Any recovery obtained from such litigation, proceeding or settlement shall be shared in accordance with Section 10.7(c). Any amounts owed in such litigation, proceeding or settlement shall be paid by EpiCept.

      10.8 Infringement of Third Party Rights.

         (a) Infringement Claims. With respect to any and all claims instituted by Third Parties for patent infringement involving the manufacture, use, offer for sale or sale of a Licensed Product covered by the EpiCept Licensed Patents or EpiCept Improvements in the Territory during the Term, except for any such claims for which EpiCept is obligated to indemnify Endo under Section 8.2, Endo shall promptly notify EpiCept of such claim, and Endo shall have the right, at its sole discretion, to defend and control any action or proceeding with respect to such claim. EpiCept agrees to be joined as a party if necessary to defend the action or proceeding and shall provide all reasonable cooperation, including any necessary use of its name, required to defend such litigation. Endo shall have sole control of any such suit and all negotiations for its settlement or compromise, provided that, Endo shall not settle or compromise any such suit or enter into any consent order for the settlement or compromise thereof without the prior written consent of EpiCept, which consent shall not be unreasonably withheld, conditioned or delayed.

         (b) Step-in Right for EpiCept. If, prior to the expiration of three (3) months from said claim being brought, or such sooner period as may be necessary to appropriately respond to said claim, Endo has not elected to defend such action or proceeding, or, in the event that a Third Party files a paragraph IV certification relating to any Patent pursuant to 21 U.S.C. Section 355(j)(2)(A)(vii)(lV) of the Hatch/Waxman Act (or any successor statute), if EpiCept does not institute an infringement proceeding against such Third Party within 20 days of receipt of notice of such paragraph IV certification, or if Endo shall notify EpiCept at any time prior thereto of its intention not to defend such action or proceeding, then, and in those events only, EpiCept shall have the right, but not be obligated, to defend and control any action or proceeding. Endo agrees to be joined as a party if necessary to defend the action or proceeding and shall provide all reasonable cooperation, including any necessary use of its name, required to defend such litigation. EpiCept shall have sole control of any such suit and all negotiations for its settlement or compromise, provided that EpiCept shall not settle or compromise any such suit or enter into any consent order for the settlement or compromise thereof without the prior written consent of Endo, which consent shall not be unreasonably withheld, conditioned or delayed.

                                   ARTICLE 11
                                  MISCELLANEOUS

      11.1 Assignment. This Agreement may not be assigned or otherwise transferred (in whole or in part, whether voluntarily, by operation of law or otherwise) by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that such consent shall not be required if (i) the assignment is to an Affiliate, or (ii) the assignment is in connection with the transfer or sale of all or substantially all of the transferor's business (whether by asset sale, merger, consolidation, or similar transaction). This Agreement shall be binding upon the permitted successors and assigns of the Parties.

      11.2 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

      11.3 Force Majeure. Neither Party shall be liable to the other Party for loss or damages, or shall have any right to terminate this Agreement for any default or delay directly attributable to any Force Majeure, provided that the Party affected gives prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder for so long as it is thereby disabled from performing such obligations; provided, however, that such affected Party promptly commences and continues to use its Commercially Reasonable Efforts to cure such disablement as soon as practicable.

      11.4 Notices. Notices to EpiCept shall be addressed to:

           EpiCept Corporation
           270 Sylvan Avenue
           Englewood Cliffs, New Jersey  07632
           Attention: Chief Executive Officer
           Facsimile No.: (201) 837-0200

           with a copy to:

           Pennie & Edmonds LLP
           1155 Avenue of the Americas
           New York, New York 10036
           Attention: Ann Gisolfi
           Facsimile No: (212) 869-9741

            Notices to Endo shall be addressed to:

            Endo Pharmaceuticals Inc.
            100 Painters Drive
            Chadds Ford, Pennsylvania 19317
            Attention: Chief Executive Officer
            Facsimile No.: (610) 558-9682

            with a copy to:

            Endo Pharmaceuticals Inc.
            100 Painters Drive
            Chadds Ford, Pennsylvania 19317
            Attention: General Counsel
            Facsimile No: (610) 558-9684

Either Party may change the address to which notices shall be sent by giving notice to the other Party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (i) sent by registered or certified mail, return receipt requested, postage prepaid,
(ii) sent via a reputable overnight courier service, or (iii) sent by facsimile transmission, in each case properly addressed in accordance with the paragraphs above. The effective date of any notice shall be as of the date received, in the case of personal delivery, (b) on the next business day following transmission thereof by facsimile or deposit thereof with a nationally recognized overnight courier service, or (c) on the fifth business day following the mailing thereof by registered or certified mail.

      11.5 Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

      11.6 Waiver. No provision of this Agreement shall be waived by any act, omission or Knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

      11.7 Counterparts; Facsimile Signatures. This Agreement may be executed in two (2) counterparts and such counterparts taken together shall constitute one
(1) and the same agreement. This Agreement may be executed by facsimile signatures, which signatures shall have the same force and effect as original signatures.

      11.8 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

      11.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to any choice of law provisions thereof. Each Party hereby submits itself for the purpose of this Agreement and any controversy arising hereunder to the exclusive jurisdiction of the state and federal courts located in the State of New York, and any courts of appeal therefrom, and waives any objection on the grounds of lack of jurisdiction (including, without limitation, venue) to the exercise of such jurisdiction over it by any such courts. Prior to bringing a legal action against the other Party, such dispute shall be separately negotiated by the Parties hereto in good faith and all reasonable efforts undertaken to settle amicably such matters before resorting to further legal recourse, as follows: upon the occurrence of a dispute between the Parties, including, without limitation, any breach of this Agreement or any obligation relating thereto, or any dispute with respect to whether a product is a Licensed Product, the matter shall be referred first to the officers of EpiCept and Endo having responsibility for the subject matter of the dispute, or their designees. The officers, or their designees, as the case may be, shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner for up to thirty (30) days. If such efforts do not result in mutually satisfactory resolution of the dispute, the matter shall be referred to the chief executive officers of EpiCept and Endo, or their designees. The chief executive officers, or their designees, as the case may be, shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner for up to thirty additional (30) days, or such longer period of time to which the chief executive officers may agree.

      11.10 Nature of Licenses. All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of 11 U.S.C. 365(n) of the Bankruptcy Laws, licenses of rights to "intellectual property" as defined under 11 U.S.C. 101(35A) of the Bankruptcy Laws. The Parties agree that Endo, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights, including any right to enforce any exclusivity provision of this Agreement, remedies, and elections under the Bankruptcy Laws. To the fullest extent permitted by law, the Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against EpiCept under the Bankruptcy Laws, Endo shall be entitled to all applicable rights under 11 U.S.C. 365(n) of the Bankruptcy Laws, including copies and access to, as appropriate, any such intellectual property and all embodiments of such intellectual property upon written request therefor by Endo, and such, if not already in its possession, shall be promptly delivered to Endo.

      11.11 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalid, illegal or unenforceable provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.

      11.12 Entire Agreement of the Parties. This Agreement, together with the exhibits and Schedules hereto, constitute and contain the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements whether oral or written, between the Parties respecting the subject matter hereof and thereof.

      11.13 Independent Contractors. The relationship between the Parties created by this Agreement is one of independent contractors and neither Party shall have the power or authority to bind or obligate the other except as expressly set forth in this Agreement.

      11.14 Accrued Rights; Surviving Obligations. Unless explicitly provided otherwise in this Agreement, termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights, which shall have accrued to the benefit to any Party prior to such termination, relinquishment or expiration, including damages arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination or expiration of the Agreement, including, without limitation, those obligations set forth in Sections 3.7 (relating to adverse event reporting), 5.6 (relating to maintenance of records; audit), 7.1 (relating to confidentiality), 7.3 (relating to confidentiality), 9.5 (relating to effect of expiration or termination), 10.1 (relating to ownership of technology and patent rights), 11.4 (relating to notices), 11.9 (relating to governing law), 11.10 (relating to nature of licenses), 11.16 (relating to expenses) and 11.17 (relating to third party beneficiaries) and Articles 6 (relating to representations and warranties) and 8 (relating to indemnification) hereof.

      11.15 Compliance with Export Regulations. None of the Parties shall export any technology licensed to it by the other Party under this Agreement, except in compliance with United States export laws and regulations.

      11.16 Expenses. Unless otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party which shall have incurred the same and the other Party shall have no liability relating thereto.

      11.17 No Third Party Beneficiaries. No person or entity other than the Parties hereto and their respective Affiliates, successors and permitted assigns shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

      11.18 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

                      [SIGNATURE PAGE IMMEDIATELY FOLLOWS]

      IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement as of the Effective Date.

                                          EPICEPT CORPORATION

                                          By: /s/ JOHN V. TALLEY
                                             ---------------------------------
                                              Name: John V. Talley
                                              Title: Chief Executive Officer

                                          ENDO PHARMACEUTICALS INC.

                                          By: /s/ CAROL A. AMMON
                                             ---------------------------------
                                              Name: Carol A. Ammon
                                              Title: Chairman and CEO

                       SIGNATURE PAGE TO LICENSE AGREEMENT

                                  Schedule 1.16

                            EpiCept Licensed Patents

                                Application No./                                            Inventor(s)/
Patent Title                       Patent No.             Country          Filing Date       Assignee
----------------------------    ----------------       --------------      -----------    ---------------
Method and Composition for      US 5,776,952           US                                 Liedtke/
Topical Therapy of Back Pain                                                              EpiCept
and Muscle Tension              EP 96 111 436.0        Europe:
                                EP 0 758 548 B1        Germany
                                                       France
                                                       Italy
                                                       Netherlands
                                                       Spain
                                                       Sweden
                                                       United Kingdom

Intradermal-Penetration Agents                         US                    9/24/02      Fischer et al/
for Topical Local Anesthetic    09/523,652             US                    3/10/00      EpiCept
Administration                  6,455,066              US                    3/6/01
                                PCT/US01/07060         PCT
                                                                             3/9/01
                                P 01 01 01125          Argentina             3/6/01
                                                       Brazil                3/9/01
                                No. 536-2001           Chile                 3/6/01
                                No. 01809238.1         China                 3/6/01
                                PV 2002-3030           Czech Rep.            3/6/01
                                No. 01918363.1         European
                                                       Hungary
                                                       India
                                                       Israel                3/6/01
                                No. 13-566701          Japan                 3/6/01
                                No. 2002-7011879       Korea                 3/6/01

                                No. 2002/008828        Mexico
                                                       New Zealand           3/6/01
                                No. 20024309           Norway                3/8/01
                                No. 1-2001-00573       Philippines
                                                       Poland
                                                       Russia
                                                       Singapore
                                                       Slovak                3/9/01
                                No. 090105562          Taiwan                3/7/01
                                No. 064112             Thailand
                                No. 2001-000505        Venezuela

Intradermal Penetration         No. 10/201,901         US                    7/25/02      Fischer, Huber,
Agents for Topical Local        (Continuation of                                          Mason/ EpiCept
Anesthetic Administration       09/523,652)

                                  Schedule 1.20

                               EpiCept Trademarks

1.    LidoPAIN(R)

2.    EpiCept(TM)

                                  Schedule 4.1

                        EpiCept Wire Transfer Instruction

***

                                 Schedule 6.2(f)

                          EpiCept Third Party Consents

      There are no Third Party Consents required.

                               Schedule 6.2(g)(i)

                   Regulatory Status of LidoPAIN(R) BP Product

1.    US IND #60,957